SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(6)(2)

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14A-12

UNITED COMMUNITY BANKS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(1)(1)(4) and 0-1 1.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of class of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _______________
(4)	Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _______________

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: _________________________________________________
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(4)	Date Filed: ____________________________________________________________

March 25, 2004

Dear Shareholder:

                It is my pleasure to invite you to attend the 2004 Annual Meeting of Shareholders of United Community Banks, Inc., which will be held April 28, 2004 at Brasstown Valley Resort, Young Harris, Georgia at 2:00 p.m. Shareholders of record as of March 10, 2004 are entitled to vote at the meeting.

                Enclosed with this letter is the notice of the meeting, a proxy statement, a proxy, the 2003 annual report to shareholders and the 2003 annual report on Form 10-K filed with the Securities and Exchange Commission. In addition, enclosed is a recent news release related to our three for two stock split. The proxy statement contains information about actions to be taken at the meeting. We encourage you to review these materials so you will be fully informed about the matters that will be considered at the meeting. The notice of the meeting and proxy statement that appear on the following pages contain information about matters that are to be considered at the meeting.

                Whether or not you are able to attend the meeting, please take a moment to complete your Proxy Card and at your earliest convenience and forward the card to our transfer agent in the envelope provided. If you do attend the meeting and would like to vote in person, you may do so even if you already sent in a proxy.

                On behalf of the management, employees, and directors of United Community Banks, Inc., I want to thank you for your continued support.

Sincerely,

Jimmy C. Tallent, President and Chief Executive Officer

United Community Banks, Inc. • Post Office Box 398 • 63 Highway 515 • Blairsville, Georgia 30514

63 HIGHWAY 515
BLAIRSVILLE, GEORGIA 30514-0398

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on April 28, 2004

                The Annual Meeting of Shareholders of United Community Banks, Inc. will be held on April 28, 2004 at 2:00 p.m. at Brasstown Valley Resort, Young Harris, Georgia, for the following purposes:

1.	To elect eleven directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified;

2.	To approve an amendment to United’s Restated Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000; and

3.	To approve an amendment to United’s 2000 Key Employee Stock Option Plan to increase the number of shares available for grant under the plan;

4.	To consider and act upon any other matters that may properly come before the meeting and any adjournment thereof.

                Only shareholders of record at the close of business on March 10, 2004 will be entitled to notice of, and to vote at, the meeting. A proxy statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date, and return the proxy promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,

Jimmy C. Tallent, President and Chief Executive Officer
March 25, 2004

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND.

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March 25, 2004

63 HIGHWAY 515
BLAIRSVILLE, GEORGIA 30514-0398

PROXY STATEMENT

                This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Community Banks, Inc. for use at the 2004 Annual Meeting of Shareholders to be held on Wednesday, April 28, 2004 at 2 p.m., at Brasstown Valley Resort, Young Harris, Georgia, and at any adjournments or postponements of the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

                At the annual meeting, shareholders will act upon the matters set forth in the accompanying notice of meeting, including the election of eleven directors, an amendment to the Restated Articles of Incorporation, an amendment to the 2000 Key Employee Stock Option Plan and any other matters that may properly come before the meeting.

Who is entitled to vote?

                All shareholders of record of United’s common stock at the close of business on March 10, 2004, which is referred to as the record date, are entitled to receive notice of the annual meeting and to vote the shares of common stock held by them on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

How do I vote?

                If you hold your shares of common stock in your own name as a holder of record, you may vote in person at the annual meeting or instruct the proxy holders named in the enclosed proxy card how to vote your shares by marking, signing, dating and returning the proxy card in the postage-paid envelope that we have provided to you.

                If your shares of common stock are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee which you must follow in order to have your shares voted.

                Proxies that are executed, but do not contain any specific instructions, will be voted “FOR” the proposals specified herein.

What are the quorum and voting requirements?

                The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 23,551,207 shares of common stock outstanding and entitled to vote at the annual meeting. After giving effect to the three for two stock split announced March 15, 2004 that will be effective April 14, 2004, there would have been 35,326,810 shares of common stock outstanding on the record date.

                The required vote for each item of business at the annual meeting is as follows:

For Proposal 1, the election of directors, those nominees receiving the greatest number of votes at the annual meeting, assuming a quorum is present, shall be deemed elected, even though the nominees may not receive a majority of the votes cast.

For Proposal 2, the amendment to the Restated Articles of Incorporation, an affirmative vote of a majority of the shares of United entitled to vote at the meeting.

For Proposal 3, the amendment to the 2000 Key Employee Stock Option Plan, an affirmative vote of a majority of the shares represented at the meeting.

For any other business at the annual meeting, the vote of a majority of the shares voted on the matter, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law.

How are votes counted?

                Abstentions and “broker non-votes” will be counted only for purposes of establishing a quorum, but will not otherwise affect the vote. “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Under the rules of certain self-regulatory organizations, such as the National Association of Securities Dealers, the election of directors is considered a routine matter and brokers and other nominees have discretionary voting power to vote such shares on routine matters in the absence of specific voting instructions.

                In counting the votes cast, only those cast “for” and “against” a matter are included, although you cannot vote “against” a nominee for director. Because directors are elected by a plurality of the votes cast in favor, votes to “withhold authority” to vote for a certain nominee will have no effect.

                If you hold your shares of common stock in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote and will have no effect (other than with respect to establishing a quorum). If, however, your shares are held in “street name” and you fail to give instructions as to how you want your shares voted, the broker, bank or other nominee may vote the shares in their own discretion on certain routine matters.

Will other matters be voted on at the annual meeting?

                We are not aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

Can I revoke my proxy instructions?

                You may revoke your proxy by:

filing a written revocation with the Secretary of United at the following address: 63 Highway 515, P.O. Box 398, Blairsville, Georgia 30514;

filing a duly executed proxy bearing a later date; or

appearing in person and electing to vote by ballot at the annual meeting.

                Any shareholder of record as of the record date attending the annual meeting may vote in person by ballot whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the annual meeting will not constitute revocation of a previously given proxy.

What other information should I review before voting?

                The 2003 annual report to shareholders and the annual report on Form 10-K filed with the Securities and Exchange Commission, including financial statements for the fiscal year ended December 31, 2003, is included with this proxy statement. The annual report is not part of the proxy solicitation material. An additional copy of our annual report on Form 10-K may be obtained without charge by:

accessing United’s web site at www.ucbi.com;

writing to the Secretary of United at the following address: 63 Highway 515, P.O. Box 398, Blairsville, Georgia 30514; or

accessing the EDGAR database at the SEC’s website at www.sec.gov.

You may also obtain copies of our Form 10-K from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the SEC’s public reference rooms.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

                The Bylaws of United provide that the number of directors may range from eight to fourteen. The Board of Directors of United has set the number of directors at eleven. The number of directors may be increased or decreased from time to time by the Board of Directors by resolution, but no decrease shall have the effect of shortening the term of an incumbent director. The terms of office for directors continue until the next annual meeting and until their successors are elected and qualified.

                Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the proxy will be voted for the election of the nominees named below to constitute the entire Board of Directors. If any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the proxy be voted for more than eleven nominees. Management of United has no reason to believe that any nominee will not serve if elected. All of the nominees are currently directors of United.

                Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present. A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy. An abstention or a broker non-vote would be included in determining whether a quorum is present at a meeting, but would not have an effect on the outcome of a vote.

Information Regarding Nominees and Other Directors

                The following information as of March 1, 2004 has been furnished by the respective nominees for director. Except as otherwise indicated, each nominee has been or was engaged in his present or last principal employment, in the same or a similar position, for more than five years.

		Director
Name (Age)	Information About Nominee	Since
Jimmy C. Tallent (51)	President and Chief Executive Officer of United	1988

Robert L. Head, Jr. (64)	Chairman of the Board of Directors of United; Owner of Head Construction Company and Head-Westgate Corp., commercial construction companies, Blairsville, Georgia	1988

W. C. Nelson, Jr. (60)	Vice Chairman of the Board of United; Owner of Nelson Tractor Company, Blairsville, Georgia	1988

A. William Bennett (61)	Partner in Bennett, Davidson & Associates, LLP, Certified Public Accountants, Washington, Georgia	2003

Robert H. Blalock (56)	Owner of Blalock Insurance Agency, Inc., Clayton, Georgia	2000

Guy W. Freeman (67)	Executive Vice President of Banking of United	2001

Thomas C. Gilliland (56)	Executive Vice President, Secretary and General Counsel of United	1992

Charles E. Hill (66)	Retired Director of Pharmacy at Union General Hospital, Blairsville, Georgia	1988

Hoyt O. Holloway (64)	Owner of H&H Farms, poultry farm, Blue Ridge, Georgia	1993

Clarence W. Mason, Sr. (67)	Owner of Mason Lawn and Garden, Blue Ridge, Georgia	1992

Tim Wallis (52)	Owner of Wallis Printing Co., Rome, Georgia	1999

There are no family relationships between any director, executive officer, or nominee for director of United or any of its subsidiaries.

Board of Directors and Committees

                The United Board of Directors held seven meetings during 2003. All of the directors attended at least seventy-five percent (75%) of the meetings of the Board and meetings of the committees of the Board on which they served that were held during 2003.

                The Board has determined that a majority of the members of the Board of Directors are independent as “independent” is defined under applicable federal securities laws and the recently revised Nasdaq Marketplace Rules. The independent directors are directors Nelson, Bennett, Blalock, Hill, Holloway and Mason. These independent directors intend to meet in executive sessions every quarter without management or the other directors.

Compensation Committee. The compensation committee of the Board of Directors is comprised of directors, Head, Nelson, Bennett, Blalock, Hill, Holloway, Mason and Wallis, all of the members of the Board who are not employees of United or any of its subsidiaries. The compensation committee makes compensation decisions for executive officers and key employees and administers the 2000 Key Employee Stock Option Plan. A majority of the compensation committee members are “independent” under the federal securities laws and the Nasdaq Marketplace Rules. The compensation committee met two times during 2003.

Audit Committee. The audit committee of the Board of Directors is comprised of directors Nelson, Bennett, Holloway and Parks. The audit committee serves as an independent and objective party to monitor United’s financial reporting process and internal control systems; review and assess the performance of United’s independent accountants and internal auditing department; and facilitate open communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors. Certain specific responsibilities of the audit committee include recommending the selection of independent auditors; meeting with the independent auditors to review the scope and results of the audit; reviewing with management and the internal auditor the systems of internal controls and internal audit reports; ensuring that United’s books, records, and external financial reports are in accordance with generally accepted accounting principles; and reviewing all reports of examination made by regulatory authorities and ascertaining that any and all operational deficiencies are satisfactorily corrected. The Board of Directors has determined that all of the members of the audit committee are “independent” under applicable federal securities laws and the Nasdaq Marketplace Rules and have sufficient knowledge in financial and accounting matters to serve on the audit committee, including the ability to read and understand fundamental financial statements. In addition, the Board of Directors has determined that Mr. Bennett qualifies as an “audit committee financial expert” as defined by the federal securities laws and the Nasdaq Marketplace Rules. The audit committee met seven times during 2003.

Nomination/Corporate Governance Committee. The Board of Directors, by formal, written charter, established the nominating/corporate governance committee on January 19, 2004. The nominating/corporate governance committee of the Board of Directors is comprised of directors, Head, Nelson, Bennett, Blalock, Hill, Holloway, Mason and Wallis, all of the members of the Board who are not employees of United or any of its subsidiaries. The nominating/corporate governance committee reviews United’s corporate governance policies and guidelines and monitors compliance. In addition, the nominating/corporate governance committee is responsible for identifying individuals qualified to become Board members and recommending to the Board of Directors the director nominees for election. It leads the Board in its annual review of the Board’s performance and recommends to the Board director candidates for each committee for appointment by the Board. A majority of the nominating/corporate governance committee members are “independent” under applicable federal securities laws and the Nasdaq Marketplace Rules. The nominating/corporate governance committee was organized in January

2004 and met one time to select the nominees for recommendation to be elected directors at this annual meeting. The nominating/corporate governance committee charter is available on United’s website and is set forth as Appendix A hereto.

Recommendation

The Board of Directors unanimously recommends a vote FOR Proposal 1.

PROPOSAL 2: APPROVAL TO AMEND THE RESTATED
ARTICLES OF INCORPORATION

Introduction

                The Board of Directors unanimously approved, subject to shareholder approval, an amendment to the Restated Articles of Incorporation of United to increase the number of authorized shares of common stock, $1.00 par value, from 50,000,000 to 100,000,000 shares. At December 31, 2003, United had 23,526,032 shares outstanding. Of the 26,473,968 remaining authorized shares on that date, 1,709,421 shares (2,388,737 shares, assuming Proposal 3 is approved by the shareholders) were reserved for issuance upon the exercise of options previously granted or available to be granted under United’s option plans, 278,350 shares are held in treasury, and 248,000 shares were reserved for issuance upon the conversion of subordinated debt. The three for two stock split on April 14, 2004, will require the issuance and reservation of an additional 12,880,902 shares, leaving United with only 11,357,295 authorized but unissued shares of common stock uncommitted to any specific purpose. The Board believes that it would be in the best interests of United and its shareholders to increase this number of authorized but unissued shares.

Purpose of Authorizing Additional Common Stock

                The purpose of increasing the authorized number of shares of common stock is to give the Board of Directors greater flexibility in connection with United’s capital structure, possible future financing requirements, employee compensation and other corporate matters. The Board also believes that the shares remaining available for use are insufficient to enable the Board of Directors to act quickly to take advantage of various business opportunities, including acquisitions, financings, raising additional capital, stock splits and dividends, compensation plans, and other corporate purposes.

Effect of Proposal

                If this proposal is approved, the Board of Directors will have the authority to issue the additional authorized shares, publicly or privately, to the persons and for the consideration as it may determine without further action by the shareholders. Any issues of additional common stock could have a dilutive effect on the book value and earnings per share of the outstanding shares and would decrease the relative voting power of current shareholders. Except as set forth herein and in connection with United’s acquisition of Fairbanco Holding Company, announced March 16, 2004, United does not currently have any material commitments, arrangements, or understanding which would require the issuance of additional shares of common stock.

                The Board of Directors does not believe that an increase in the number of authorized shares of common stock will have a significant impact on any attempt to gain control of United. It is possible, however, that the availability of authorized but unissued shares of common stock could discourage third parties from attempting to gain control since the Board could authorize the issuance of shares of common stock in a manner that could dilute the voting power of a person attempting to acquire control of United, increase the cost of acquiring such control or otherwise hinder such efforts. The Board is not aware of any present threat or attempt to gain control of United and this Proposal 2 is not in response to any such action nor is it being presented with the intent that it be utilized as a type of anti-takeover device.

                If this proposal is adopted, the text of the first paragraph of Article V in United’s Restated Articles of Incorporation would be amended to read as set forth in Appendix B. Although United intends to file the amendment with the Secretary of State of Georgia as promptly as possible after the amendment is approved by shareholders, the Board reserves the right to delay or abandon the amendment at its discretion.

Vote Required For Approval

                The affirmative vote of holders of a majority of the shares of common stock outstanding on the record date is required to approve the amendment. Accordingly, any abstention or broker non-vote will count as a vote against the proposal.

Recommendation

The Board of Directors unanimously recommends that you vote FOR Proposal 2.

PROPOSAL 3: APPROVAL OF AMENDMENT TO
2000 KEY EMPLOYEE STOCK OPTION PLAN

Introduction

                The 2000 Key Employee Stock Option Plan (the “2000 Plan”), was previously approved at the 2000 annual meeting. At the 2004 annual meeting, the shareholders of United will be asked to approve an amendment to the 2000 Plan to increase the total number of shares available for awards and decrease the number of shares available for grant to an individual during a year under the 2000 Plan.

                A maximum of 420,684 shares of common stock are currently available for grant under the 2000 Plan. The amendment would authorize 1,100,000 shares of common stock available for grant. If this amendment is adopted, all 1,100,000 shares available may be granted as incentive stock options. The amendment also provides that this maximum number of shares available for grant under the 2000 Plan will increase by 6% of any future increase in the issued and outstanding shares. Currently, the 2000 Plan provides that the number of shares available for grant shall not be less than approximately 6% of the issued and outstanding shares. In addition, the maximum number of shares which can be granted as an award under the 2000 Plan during any calendar year to any individual will be decreased from 400,000 to 100,000 shares pursuant to the amendment. The Board of Directors does not believe such a large number of shares available for grant to a single individual during a year is advisable.

                As of December 31, 2003, the sum of United’s outstanding stock options and stock options currently available for grant equaled 1,288,737. This total divided by the number of outstanding shares of 23,774,032, including those deemed to be outstanding under the 1996 convertible debentures, resulted in an “overhang” for United of 7%. Increasing the number of shares available for grant to 1,100,000 would cause United’s overhang to equal 10% compared with an average of 12-13% for a peer group of high-performing bank holding companies with under $10 billion in assets, as selected by an outside consultant.

                Shareholder approval of the amendment is required by the Nasdaq Marketplace Rules and to provide the incentive stock option recipients with the favorable tax treatment afforded options under Section 422 of the Internal Revenue Code. Shareholder approval of the amendment to the 2000 Plan is also sought to comply with and to qualify the 2000 Plan under Section 162(m) of the Internal Revenue Code.

                This proxy statement, including the above discussion in this Proposal 3 and the following Summary of the 2000 Plan, does not give effect to the three for two stock split announced March 15, 2004 and effective April 14, 2004. Giving effect to the stock split increases the number of shares being authorized for future grant, which may be granted as incentive stock options, from 1,100,000 to 1,650,000 shares.

                If this proposal is adopted, the amendment to the 2000 Plan set forth in Appendix C hereto will be adopted.

Summary of the 2000 Key Employee Stock Option Plan

General

                The purpose of the 2000 Plan is to secure for United and its shareholders the benefits of the incentive inherent in United stock ownership by key employees who perform services for United and its subsidiaries and who are largely responsible for its future growth and continued success. The 2000 Plan is further intended to provide flexibility to United in its ability to motivate, attract, and retain the services of individuals upon whose judgment, interest, and special effort the successful conduct of United’s operation largely depends. The 2000 Plan became effective on December 8, 1999 and will continue in effect, unless earlier terminated, until December 7, 2009. Awards issued pursuant to the 2000 Plan prior to the termination date which have not expired or otherwise terminated as of such date may be exercised after such time in accordance with their terms. The 2000 Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, nor is it subject to Section 401 of the Internal Revenue Code of 1986. A summary of the more important provisions of the 2000 Plan is set forth below. This summary does not purport to be complete, and reference to the full text of the 2000 Plan, a copy of which will be provided to any shareholder upon written request to United.

Administration

                The 2000 Plan is administered by the Compensation Committee of United’s Board of Directors. Each employee of United or any subsidiary (including an employee who is a member of the Board) whose judgment, initiative, and efforts contribute or may be expected to contribute materially to the successful performance of United or any subsidiary, is eligible to participate in the plan. Individuals who are not employees of United or a subsidiary are not eligible to receive grants of incentive stock options. The Compensation Committee is empowered to select, in their discretion, the individuals who will participate in the plan, the form and amount of the awards, the dates of grant, and the terms and provisions of each award, and to interpret the plan and any agreement entered into pursuant to the plan. All decisions and determinations of the Compensation Committee in the administration of the plan and on all questions concerning the plan are final and conclusive. Awards granted under the plan are evidenced by a written agreement in such form and containing such terms and conditions (which need not be identical for all award agreements) as the Compensation Committee determines, so long as the award agreement is in compliance with the terms of the plan.

Terms of Grant and Exercise of Awards

                Stock Options. Stock options granted under the plan entitle a participant to purchase shares of common stock from United at the option price. The exercise price of an incentive stock options may not be less than the fair market value of the common stock on the date of the grant. The exercise price of non-

qualified stock options may be equal to, less than, or more than the fair market value of the common stock on the date that the option is awarded.

                Full payment of the option price must be made when an option is exercised. The purchase price may be paid in cash or in such other form of consideration as the Compensation Committee may approve, which may include shares of common stock valued at their fair market value on the date of exercise, or by any other means which the Compensation Committee determines to be consistent with the plan’s purpose and applicable law.

                Options granted under the 2000 Plan will be exercisable, in whole or in part, by the option holder upon such terms and conditions as may be determined by the Compensation Committee. Options vest according to the schedule provided for by the Compensation Committee in the corresponding award agreement and are not exercisable later than ten years after the date of grant. Incentive stock options are also subject to the further restriction that the aggregated fair market value, determined as of the date of grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. To the extent that options granted pursuant to the plan exceed such amount (or otherwise fail to qualify as incentive stock options), they will constitute non-qualified stock options.

                Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights separately or in connection with another stock incentive, and the committee may provide that the holder may exercise them at any time or that they will be paid at a certain time or times or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of common stock or in cash, according to terms established by the compensation committee with respect to any particular award.

                Restricted Stock; Stock Awards. Participants may also be awarded shares of common stock pursuant to a stock award. The Compensation Committee, in its discretion, may prescribe that a participant’s rights in a stock award shall be nontransferable or forfeitable or both unless certain conditions are satisfied. These conditions may include, for example, a requirement that the participant continue employment with United for a specified period or that United or the participant achieve stated objectives. In addition, the restrictions may lapse incrementally.

                At the time a grant of restricted stock is made, the Compensation Committee shall establish a period or periods of time applicable to such grant which, unless the compensation committee otherwise provides, shall not be less than one year. Subject to certain provisions, at the end of the restricted period, all restrictions shall lapse and the restricted stock shall vest in the participant. The Compensation Committee may, in its discretion, shorten or terminate the restricted period, or waive any conditions for the lapse or termination of restrictions with respect to all or any portion of the restricted stock at any time after the date the grant is made.

                Upon a grant of restricted stock, a stock certificate representing the number of shares of restricted stock granted to the participant shall be registered in the participant’s name and shall be held in custody by United or a bank selected by the Compensation Committee for the participant’s account. Following such registration, the participant shall, subject to certain restrictions, have the rights and privileges of a shareholder as to such restricted stock, including the right to receive dividends and to vote such restricted stock, except that the right to receive cash dividends shall be the right to receive such dividends either in cash currently or by payment in restricted stock, as the Compensation Committee shall determine.

                Performance Share Awards. The 2000 Plan also provides for the award of performance shares. A performance share award entitles the participant to receive a payment equal to the fair market value of a specified number of shares of common stock if certain performance standards are met. The Compensation Committee will prescribe the requirements that must be satisfied before a performance share award is earned. To the extent that performance shares are earned, the obligation may be settled in cash, in common stock or by a combination of the two.

                No participant has, as a result of receiving a performance share award, any rights as a shareholder until and to the extent that the performance shares are earned and common stock is transferred to such participant. If the award agreement so provides, a participant may receive a cash payment equal to the dividends that would have been payable with respect to the number of shares of common stock covered by an award between (a) the date that the performance shares are awarded and (b) the date that a transfer of common stock to the participant, cash settlement, or combination thereof is made pursuant to the performance share award.

Termination of Awards

                The terms of an award may provide that it will terminate, among other reasons, upon the holder’s termination of employment or other status with United or its subsidiaries, upon a specified date, upon the holder’s death or disability, or upon the occurrence of a change in control. Also, the Compensation Committee may, within the terms of the 2000 Plan, provide in the award agreement for the acceleration of vesting for any of the above reasons.

Amendment and Termination of the 2000 Key Employee Stock Option Plan; Adjustment of Shares

                The Board of Directors may terminate, suspend, or amend the 2000 Plan at any time, but certain amendments will not become effective without shareholder approval. Generally, the Board or the Compensation Committee may not adversely affect the rights of a holder of an award without the holder’s consent. The Compensation Committee may, in such manner as it shall determine in its sole discretion, appropriately adjust the number of shares subject to awards under the 2000 Plan, the purchase price per share, and the aggregate number of shares available for issuance in the event of any stock dividend issued by United, recapitalization of United’s capital structure or exchange of the outstanding shares of common stock for shares of another class or company.

Expenses

                United pays the administrative costs of the 2000 Plan, including the expenses of the Compensation Committee and the costs of issuing and delivering the shares subject to the plan.

Compliance with Section 162(m) of the Internal Revenue Code

                Section 162(m) of the Internal Revenue Code denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly traded corporation to its “named executive officers”. Compensation with respect to stock options, including upon exercise of a non-qualified stock option or upon a disqualifying disposition of an incentive stock option, or other compensation pursuant to the 2000 Plan, will be excluded from this deduction limit if it satisfies certain requirements. The requirements include: (1) the stock option or right must be granted at an exercise price not lower than fair market value at date of grant (or the award must be made on account of the attainment of performance goals that meet the requirements of Section 162(m)); (2) the stock option grant or other stock award must be made by a committee composed of two or more “outside directors” within the meaning of Section 162(m); (3) the plan under which the award is granted must state the maximum number of shares with respect to which options or rights may be granted during a specified period to any individual; and (4) the material terms pursuant to which the compensation is to be paid must be disclosed to, and approved by, shareholders in a separate vote prior to payment. The 2000 Plan meets the requirements of paragraphs (1) through (3) above, and approval of the amendment to the 2000 Plan by United’s shareholders is being proposed, in part, to comply with requirement (4), so that compensation with respect to stock options and stock awards may be excluded from the deduction limit under 162(m) of the Internal Revenue Code.

Vote Required for Approval

                The amendment to the 2000 Plan will be approved upon the affirmative vote of a majority of the shares represented at the meeting at which a quorum is present. An abstention or broker non-vote would be included in determining whether a quorum is present at a meeting, but would not affect the outcome of a vote. Unless otherwise instructed, shares represented by properly executed proxies will be voted in favor of the amendment to the 2000 Plan.

Recommendation

The Board of Directors unanimously recommends a vote FOR Proposal 3.

DIRECTOR NOMINATIONS

General

                The Board of Directors nominates individuals for election to the Board based on the recommendations of the nominating/corporate governance committee. A candidate for the Board of Directors must meet the eligibility requirements set forth in United’s bylaws and in any Board or committee resolutions.

Nominating/Corporate Governance Committee Procedures

                The nominating/corporate governance committee considers qualifications and characteristics that it from time to time deems appropriate when it selects individuals to be nominated for election to the Board of Directors. These qualifications and characteristics may include, without limitation, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions. In addition, prior to nominating an existing director for re-election to the Board of Directors, the nominating/corporate governance committee will consider and review an existing director’s Board and committee attendance and performance and length of Board service.

Shareholder Nominations

                The Board of Directors and nominating/corporate governance committee of the Board will consider all director nominees properly recommended by United shareholders in accordance with the analysis described above. Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must provide timely, written notice to the Board of Directors in accordance with the procedures which are available on United’s website and set forth as Appendix D hereto. Such notices shall be sent to the Secretary, United Community Banks, Inc., P.O. Box 398, 63 Highway 515, Blairsville, Georgia 30514-0398. Shareholder recommendations not made in accordance with the procedures in Appendix D will be disregarded by the chairperson at the applicable meeting.

CODE OF ETHICAL CONDUCT

                United has adopted a Code of Ethical Conduct designed to promote ethical conduct by all of United’s directors and principal financial and executive officers. The Code of Ethical Conduct complies with the federal securities law requirement that issuers have a code of ethics applicable to principal financial officers. United has also revised its employee Code of Conduct to comply with the Nasdaq Marketplace Rules. United’s Code of Ethical Conduct is available on its website and was filed as Exhibit 14 to its Annual Report on Form 10-K for the year ended December 31, 2003. Any amendments to or waivers of the Code of Ethical Conduct will also be posted on United’s website, www.ucbi.com.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

                Non-employee Directors of United received an annual retainer of $17,500 and a separate meeting fee of $500 for each Board meeting attended during 2003. Certain members of United’s Board of Directors also serve as members of one or more of the boards of directors or advisory boards of directors of United’s bank subsidiaries, for which they are compensated by the bank subsidiaries.

Executive Compensation

                The following table sets forth in summary form the compensation paid during the past three years to the Chief Executive Officer and the four other most highly compensated executive officers (collectively, the “named executive officers”) during 2003.

Executive Compensation Table

		Annual Compensation			Long-Term Compensation
					Restricted	Securities
					Stock	Underlying	All Other
Executive Officers		Salary	Bonus	Other	Award	Options	Compensation
Jimmy C. Tallent	2003	$364,000	$300,000	$56,431 (1)	$—	30,000	$22,661	(2)
President and Chief	2002	350,000	265,000	62,812 (1)	—	40,000	22,556	(2)
Executive Officer	2001	291,000	225,000	58,374 (1)	—	30,000	18,918	(2)
Guy W. Freeman	2003	246,000	165,500	(3)	—	20,000	16,979	(4)
Executive Vice President	2002	236,500	140,000	(3)	—	16,000	16,306	(4)
of Banking	2001	225,000	120,000	(3)	—	12,000	43,890	(4)
Rex S. Schuette(5)	2003	246,000	127,500	(3)	—	18,000	16,979	(7)
Executive Vice President	2002	236,500	115,000	(3)	—	16,000	101,696	(7)
and Chief Financial Officer	2001	200,000	100,000	(3)	122,500 (6)	35,000	150,951	(7)
Thomas C. Gilliland	2003	229,000	112,000	(3)	—	17,000	18,153	(8)
Executive Vice President	2002	220,000	100,000	(3)	—	16,000	17,417	(8)
and General Counsel	2001	195,000	75,000	(3)	—	12,000	16,362	(8)
Ray K. Williams(9)	2003	180,250	60,000	(3)	—	10,000	11,608	(10)
Executive Vice President	2002	140,750	25,000	(3)	—	10,000	624	(10)
of Risk Management

(1)	Directors’ fees for service on United’s bank subsidiaries’ boards of directors, country club dues and company provided automobile.

(2)	Represents contributions by United of $16,000, $16,000, and $15,500 for 2003, 2002 and 2001, respectively, on behalf of Mr. Tallent to United’s profit sharing plan and life insurance premiums of $6,661, $6,556, and $3,418 respectively, paid by United on behalf of Mr. Tallent.

(3)	Prerequisites do not meet the Securities and Exchange Commission threshold for disclosure, which is the lesser of $50,000 or 10% of the total salary and bonus for the executive officer.

(4)	Represents contributions by United of $16,000, $16,000, and $15,500 for 2003, 2002 and 2001, respectively, on behalf of Mr. Freeman to United’s profit sharing plan and $28,390 in 2001 to cover certain relocation expenses incurred with Mr. Freeman’s move to Blairsville, including taxes owed on such amounts.

(5)	Mr. Schuette was appointed Executive Vice President and Chief Financial Officer in February 2001.

(6)	Represents 7,000 shares of restricted stock awarded to Mr. Schuette when he joined United which vest in equal installments over a three-year period. Dividends are paid on the shares during the vesting period. The value of the restricted stock award was based on $17.50 per share, the market value of United’s stock on at the date of grant. At December 31, 2003, Mr. Schuette held 2,334 shares of restricted stock with a value of $77,000 based upon United’s closing stock price of $32.87 on December 31, 2003.

(7)	Represents contributions by United of $16,000 and $14,159 for 2003 and 2002, respectively, on behalf of Mr. Schuette to United’s profit sharing plan and $87,231 paid in 2002 and $150,951 paid in 2001 to cover certain relocation costs incurred with Mr. Schuette’s move to Blairsville, including taxes owed on such amounts.

(8)	Represents contributions by United of $16,000, $16,000, and $15,325 for 2003, 2002 and 2001, respectively, on behalf of Mr. Gilliland to United’s profit sharing plan and life insurance premiums of $2,153, $1,417 and $1.037 respectively, paid by United on behalf of Mr. Gilliland.

(9)	Mr. Williams was appointed Executive Vice President of Risk Management of United in March 2002.

(10)	Represents 2003 contributions by United of $10,672 on behalf of Mr. Williams to United’s profit sharing plan.

Option/SAR Grants in 2003

                As of December 31, 2003, United had not granted stock appreciation rights or similar awards to any of its present or past executive officers. The following table sets forth information with respect to stock options granted to the named executive officers during the year 2003:

	Number of			Potential Realizable Value at Assumed
	Securities	% of Total Options		Annual Rates of Stock Price
	Underlying Options	Granted to Employees in	Expiration	Appreciation for Option Term(2)
Executive Officers	Granted(1)	2003	Date	5%	10%
Jimmy C. Tallent	30,000	9.1%	4/17/13	$464,000	$1,175,000
Guy W. Freeman	20,000	6.1	4/17/13	309,000	783,000
Rex S. Schuette	18,000	5.5	4/17/13	278,000	705,000
Thomas C. Gilliland	17,000	5.2	4/17/13	263,000	666,000
Ray K. Williams	10,000	3.0	4/17/13	155,000	392,000

(1)	Each option is exercisable for one share of common stock. Options were granted on April 17, 2003 and vest in equal amounts (25%) over a four-year period beginning on April 17, 2005. The exercise price of the options was $24.58 per share, the fair market value on the date of grant, and the options expire in ten years on April 17, 2013.

(2)	The “Potential Realizable Value” is disclosed in response to SEC regulations that require such disclosure for illustration only. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of the future value of United’s Common Stock or of the stock price. Amounts are calculated at a 5% and 10% rate of annual appreciation in the value of the Common Stock (compounded annually over the option term of 10 years) and are not intended to forecast actual expected future appreciation, if any, of the Common Stock. The potential value to the optionee is the difference between the exercise price (price at the date of grant) and the appreciated value of the stock at the end of 10 years (at 5% and 10% growth rates) multiplied by the number of options. These amounts have been rounded to the nearest thousand dollars.

Aggregated Option Exercises in 2003 and Year-End Option Values

                The following table sets forth the number and value of options exercised during 2003 by the named executive officers and the number of shares covered by both exercisable and unexercisable options, including the value of these options as of December 31, 2003:

			Number of		Value of
			Unexercised Options		Unexercised Options
	Shares Acquired On	Value	at December 31, 2003		at December 31, 2003
Executive Officers	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Jimmy C. Tallent	20,000	$414,800	128,200	70,800	$2,234,600	$820,600
Guy W. Freeman	37,000	699,670	37,600	36,400	553,100	395,700
Rex S. Schuette	—	—	27,400	41,600	408,300	492,800
Thomas C. Gilliland	25,500	548,070	53,900	33,600	870,700	373,600
Ray K. Williams	—	—	4,000	16,000	53,500	163,100

(1)	Value of “in the money” options was based on $32.87 per share, the NASDAQ closing stock price on December 31, 2003.

Equity Compensation Plan Information at December 31,2003

                The following table provides information about options outstanding as of December 31, 2003 and options available to be granted in future years.

			Number of Securities
			Remaining Available
			for Issuance Under
		Weighted-Average	Equity Compensation
	Number of	Exercise Price of	Plans (Excluding
Plan Category	Outstanding Options	Outstanding Options	Options Outstanding)
Equity compensation plans approved by stockholders	1,206,060	$19.33	420,684 (1)
Equity compensation plans not approved by stockholders	82,677 (2)	12.17	—

Total	1,288,737	$18.84	420,684

(1)	This represents the number of current options available to be granted in future years under the United’s 2000 Key Employee Stock Option Plan. Assuming the approval of Proposal 3, a total of 1,100,000 shares will be available for future issuance under the 2000 Plan. Proposal 3 also amends the evergreen formula in the 2000 Plan so that the number of shares available for future issuance will increase by 6% of any increase in the issued and outstanding shares after December 31, 2003.

(2)	Options granted under plans assumed by United through mergers. Such plans have been frozen as to future grants at the time of the merger.

Executive Contracts, Termination And Change-In-Control Arrangements

                Jimmy C. Tallent, Guy W. Freeman, Rex S. Schuette, Thomas C. Gilliland and Ray K. Williams have each entered into a Change in Control Severance Agreement with United. The agreement is to remain in effect until the earlier of the termination of each executive’s employment without entitlement to the benefits under the agreement or the date that the executive attains age 65 (except that Mr. Freeman’s agreement remains in effect to age 70), provided, however, the agreement may be terminated at any time by mutual written agreement of the executive and United.

                The agreement provides for payment of compensation and benefits to the executive in the event of a Change in Control (as defined in the agreement), if the executive’s employment is involuntarily terminated by United without Cause (as defined in the agreement), or if the executive terminates his employment for Good Reason (as defined in the agreement). The executive is not entitled to compensation or payments pursuant to the agreement if he is terminated by United for Cause, dies, incurs a disability, or voluntarily terminates employment (other than for Good Reason). If a Change in Control occurs during the term of the agreement and the executive’s employment is terminated within six months prior to or eighteen months following the date of the Change in Control, and if such termination is an involuntary termination by United without Cause (and does not arise as a result of death or Disability) or a termination by the executive for Good Reason, the executive will be entitled to certain compensation and benefits including his base salary for the entire CIC Severance Period (defined as the lesser of 36 months from the date of his termination or the number of months from the date of his termination until he attains age 65 (70 in the case of Mr. Freeman), bonus payments (as determined under the agreement) and certain other benefits as determined by the agreement. The agreement provides that the compensation and benefits provided for under the agreement shall be reduced or modified so as to insure that United does not pay an Excess Severance Payment (as defined in the agreement).

Compensation Committee Interlocks and Insider Participation

                During 2003, the Compensation Committee of the Board of Directors of United reviewed the compensation of Messrs. Tallent, Freeman, Schuette, Gilliland and Williams. Although Mr. Tallent participated in deliberations regarding the salaries of other executive officers, Mr. Tallent did not participate in any decisions regarding his own compensation as an executive officer.

REPORT ON EXECUTIVE COMPENSATION

General

                Under rules established by the SEC, United is required to provide certain information with respect to compensation provided to United’s President and Chief Executive Officer and other executive officers. The SEC regulations require a report setting forth a description of United’s executive compensation policy in general and the considerations that led to the compensation decisions affecting Messrs. Tallent, Freeman, Schuette, Gilliland and Williams. In fulfillment of this requirement, the Board of Directors and Compensation Committee have prepared the following report for inclusion in this proxy statement.

                The fundamental policy of United’s compensation program is to offer competitive compensation and benefits for all employees, including the President and Chief Executive Officer and the other officers of United, to compete for and retain talented personnel who will lead United in achieving levels of financial performance that enhance shareholder value. United’s executive compensation package historically has consisted of salary, annual incentive compensation, matching profit sharing contributions, and other customary fringe benefits. The grant of stock options under the 2000 Plan is also a part of United’s compensation package for certain officers, including the named executive officers.

Salary

                The Compensation Committee participated in deliberations regarding salaries of executive officers. Mr. Tallent did not participate in deliberations concerning his own compensation. Although subjective in nature, factors considered by the Compensation Committee in setting the salaries of executive officers were Mr. Tallent’s recommendations (except with respect to his own salary), compensation and benefits paid by comparable banks to their executive officers (such information was presented to the Compensation Committee by outside consultants), each executive officer’s performance, contribution to United, tenure in his or her position, and internal comparability considerations. The Compensation Committee set the salary of Mr. Tallent based on Mr. Tallent’s salary during the preceding fiscal year, his tenure, the salaries of chief executive officers of comparable bank holding companies and the increase in earnings of United in recent years. The Compensation Committee did not assign relative weights to the factors considered in setting salaries of executive officers, including Mr. Tallent.

Annual Incentive Compensation

                Annual incentive compensation for 2003, paid in the form of a cash bonus during the first quarter of 2004, was based on annual consolidated financial results of United and of its bank subsidiaries, including general targets with respect to net operating income and operating earnings per share. Cash bonuses were granted by the Compensation Committee to Mr. Tallent and the executive officers, and the Compensation Committee set a range of bonuses (based on a percentage of salary) for all officers and employees other than Mr. Tallent and the executive officers, within which range Mr. Tallent and the executive officers determined bonuses based on individual performance.

Stock Options

                During 2003, options to acquire 328,500 shares of Common Stock were awarded under the 2000 Plan, including options to acquire 95,000 shares of Common Stock awarded to the named executive officers by the Compensation Committee.

Revenue Neutral Retirement Plan

                United maintains a nonqualified, noncontributory Revenue Neutral Retirement Plan (the “Retirement Plan”) for certain of its executive officers and key officers of its subsidiaries. The Retirement Plan provides for supplemental retirement benefits for the participants.

                Generally, the Retirement Plan provides benefits to the participants in the following manner. United is the owner of a single premium life insurance policy on each participant and is the beneficiary of the policy value of the policy (the amount equal to the premiums paid by United plus compound interest accrued on such premiums). When a participant retires, the accumulated gains on the policy allocated to such participant, if any, will be distributed to the participant in equal installments for 15 years (the “Primary Benefit”). In addition, any annual gains after the retirement date of the participant will be distributed on an annual basis for the lifetime of the participant (the “Secondary Benefit”). The Primary Benefit and Secondary Benefit payments are taxable to the participant.

                The Retirement Plan also provides the participants with life insurance coverage, which is a percentage of the net death proceeds for the policy applicable to the participant. Net death proceeds are equal to the amount of death proceeds in excess of the policy value. The participant’s beneficiary receives the net death proceeds and United receives the policy value. The life insurance proceeds are not taxable to United or the participant’s beneficiary.

                The Retirement Plan contains provisions that provide for certain accelerated payments upon a change of control of United. If the participant is a full-time employee of United at the time of a change of control, United will be obligated to pay the retirement benefits accrued under the Retirement

Plan for the participants calculated as if the participant has reached his or her normal retirement age with United. Payments for the Primary Benefit will be made in 15 equal annual installments commencing with the participant’s normal retirement date. The Secondary Benefit payments will be made in annual installments payable over the number of years from the participant’s normal retirement date until his or her expected mortality age of 85.

                This report is respectively submitted by the Compensation Committee of the Board of Directors.

Robert L. Head, Jr.
Clarence W. Mason, Sr.
Charles E. Hill
W.C. Nelson, Jr.
Hoyt O. Holloway
Tim Wallis
A. William Bennett
Charles E. Parks
Robert H. Blalock

SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on United’s Common Stock against the cumulative total return on the Nasdaq Stock Market (U.S. Companies) Index and the Nasdaq Bank Stocks Index for the five-year period commencing December 31, 1998 and ending on December 31, 2003. United’s Common Stock was not traded on an exchange until March 18, 2002 when it became listed on the Nasdaq Stock Market; therefore, the total shareholder return is based on stock trades known to United during the periods prior to March 18, 2002.

	Cumulative Total Return
	1998	1999	2000	2001	2002	2003
United Community Banks, Inc.	100	105	96	100	126	172
Nasdaq Stock Market (U.S.) Index	100	185	112	89	61	92
Nasdaq Bank Index	100	96	110	119	122	156

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

     The following table sets forth information regarding beneficial ownership of United’s common stock as of March 1, 2004. The percentage of beneficial ownership is based on 24,670,716 shares of United’s common stock outstanding as of such date, including 248,000 shares deemed outstanding pursuant to United’s prime plus 1/4% Convertible Subordinated Payable-in-Kind Debentures due December 31, 2006 (“2006 Debentures”), and presently exercisable options to acquire 871,829 shares, all outstanding as of March 1, 2004. The table sets forth such information with respect to:

●    each shareholder who is known by us to beneficially own 5% or more of the common stock;

●    each director;

●    each named executive officer; and

●    all executive officers and directors as a group.

     Unless otherwise indicated, except under any applicable community property law or as otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by such shareholder.

     The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership with 60 days of March 1, 2004, through the exercise of any stock option or other right. After giving effect to the three for two stock split on April 14, 2004, each of these shares below we be adjusted to reflect three shares for each two shares beneficially owned but the beneficial ownership percentages will remain the same.

	Number of Shares		Percentage
Beneficial Owner	Beneficially Owned		Beneficially Owned
Jimmy C. Tallent	449,666	(1)	1.82%
Robert L. Head, Jr.	1,405,475	(2)	5.70
W.C. Nelson, Jr.	1,379,148	(3)	5.59
A. William Bennett	2,000		*
Robert H. Blalock	82,625	(4)	*
Guy W. Freeman	120,421	(5)	*
Thomas C. Gilliland	414,961	(6)	1.68
Charles E. Hill	420,331	(7)	1.70
Hoyt O. Holloway	100,448	(8)	*
Clarence W. Mason, Sr.	136,508	(9)	*
Charles E. Parks	92,563	(10)	*
Tim Wallis	107,668		*
Rex S. Schuette	74,441	(11)	*
Ray K. Williams	13,510	(12)	*
All directors and executive officers as a group (16 persons)	4,814,143	(13)	19.51%

*Represents less than 1% of the outstanding shares of common stock.

(1)	Includes 22,000 shares beneficially owned pursuant to the 2006 Debentures, 154,500 shares beneficially owned pursuant to stock options exercisable within 60 days of March 1, 2004, and 250 shares owned by Mr. Tallent’s wife.

(2)	Includes 20,000 shares beneficially owned pursuant to the 2006 Debentures, 193,110 shares beneficially owned by a trust over which Mr. Head has voting power, and 35,830 shares owned by Mr. Head’s wife. Does not include 4,168 shares in which Mr. Head’s wife has a joint interest and for which he disclaims beneficial ownership. Mr. Head’s mailing address is P.O. Box 147, Blairsville, Georgia 30514.

(3)	Includes 20,000 shares beneficially owned pursuant to the 2006 Debentures, 11,828 shares owned by Mr. Nelson’s minor grandchildren for which he is custodian, 900 shares owned by Conag Rentals, Inc., a company owned by Mr. Nelson, and 33,452 shares owned by Mr. Nelson’s wife. Mr. Nelson’s mailing address is P.O. Box 127, Blairsville, Georgia 30514.

(4)	Includes 80 shares owned by Mr. Blalock’s child for which he is custodian, 61,986 shares owned by Blalock Insurance Agency, Inc., a company owned by Mr. Blalock, and 3,526 shares owned by Mr. Blalock’s wife.

(5)	Includes 12,000 shares beneficially owned pursuant to the 2006 Debentures, 50,200 shares beneficially owned pursuant to stock options exercisable within 60 days of March 1, 2004, and 1,380 shares owned by Mr. Freeman’s wife.

(6)	Includes 20,000 shares beneficially owned pursuant to the 2006 Debentures, 12,540 shares beneficially owned by Mr. Gilliland as custodian for his children, 65,950 shares beneficially owned pursuant to stock options exercisable within 60 days of March 1, 2004, and 276,584 shares owned by Mr. Gilliland’s wife.

(7)	Includes 20,000 shares beneficially owned pursuant to the 2006 Debentures, and 156,536 shares owned by Mr. Hill’s wife.

(8)	Includes 20,000 shares beneficially owned pursuant to the 2006 Debentures, 56,904 shares owned by Holloway Motors, Inc., a company wholly owned by Mr. Holloway, and 970 shares owned by Mr. Holloway’s wife.

(9)	Includes 20,000 shares beneficially owned pursuant to the 2006 Debentures, 41,818 shares owned by Mason Family Partnership, L.P. for which Mr. Mason has voting power, and 33,916 shares owned by Mr. Mason’s wife.

(10)	Includes 20,000 shares beneficially owned pursuant to the 2006 Debentures, 8,774 shares owned by a trust for which Mr. Parks is trustee, and 400 shares owned by Mr. Parks’ wife. Does not include 90,000 shares owned by Parks Family Partnership, LLLP in which Mr. Parks is a limited partner and disclaims beneficial ownership.

(11)	Includes 42,100 shares beneficially owned pursuant to stock options exercisable within 60 days of March 1, 2004.

(12)	Includes 8,500 shares beneficially owned pursuant to stock options exercisable within 60 days of March 1, 2004.

(13)	Includes 174,000 shares beneficially owned pursuant to the 2006 Debentures, and 334,075 shares beneficially owned pursuant to stock options exercisable within 60 days of March 1, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires United’ directors and executive officers, and persons who own more than 10% of United’s Common Stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the Common Stock. Based solely on copies of such reports furnished to United and written representations that no other reports were required, United believes that all applicable Section 16(a) reports were filed by its directors, officers and 10% shareholders during the fiscal year ended December 31, 2003. Mr. A. William Bennett did not file a timely report for one transaction in 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Robert L. Head, Jr., Chairman of the Board of Directors of United, is the owner of a construction company that United and certain of its bank subsidiaries engaged during 2003 to perform various construction projects totaling $3,173,000.

     Mr. Tim Wallis, a member of the Board of Directors of United, is the owner of Wallis Printing, a printing company that United and certain of its bank subsidiaries engaged during 2003 to perform various printing services totaling $243,000.

     The Banks have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers of United and their associates, including corporations in which such officers or directors are shareholders, directors, and/or officers, on the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unaffiliated third parties. Such transactions have not involved more than the normal risk of collectability or presented other unfavorable features.

AUDIT COMMITTEE REPORT

     The Board of Directors, in its business judgment, has determined that all four members of the Audit Committee are “independent,” as defined by the federal securities laws and the Nasdaq Marketplace Rules. The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board following its annual review and assessment of its charter on July 17, 2003. A copy of the audit committee charter is attached as Appendix E. United’s management is responsible for its internal accounting controls and the financial reporting process. United’s independent accountants, Porter Keadle Moore, LLP, are responsible for performing an audit of United’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

     In keeping with that responsibility, the Audit Committee has reviewed and discussed United’s audited consolidated financial statements with management and the independent accountants. In addition, the Audit Committee has discussed with United’s independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect. In addition, the Audit Committee has received the written disclosures from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent accountants their independence. The Audit Committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining United’s independence.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of United’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that United’s auditors are in fact “independent.”

     Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of United be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

W. C. Nelson, Jr.
A. William Bennett
Hoyt O. Holloway
Charles E. Parks

SHAREHOLDER COMMUNICATION

     The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any communication in writing to the Secretary, United Community Banks, Inc. P.O. Box 398, 63 Highway 515, Blairsville, Georgia 30514-0398. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The communication will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate, in which case the communication will be disregarded and United will take appropriate legal action regarding the communication.

OTHER MATTERS

Independent Public Accountants

     Porter Keadle Moore, LLP was the principal independent public accountant for United during the year ended December 31, 2003. Representatives of Porter Keadle Moore, LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. United anticipates that Porter Keadle Moore, LLP will be United’s accountants for the 2004 fiscal year.

     During 2003 and 2002, United was billed the following amounts for services rendered by Porter Keadle Moore, LLP:

     Audit Fees. In connection with the audit of United’s annual consolidated financial statements and review of its Form 10-K and the review of United’s interim consolidated financial statements included within Forms 10-Q, United was billed approximately $400,000 in 2003 and $316,000 in 2002 by Porter Keadle Moore, LLP. This figure includes fees for certain services that were billed to United in 2004 in connection with the 2003 annual audit, including out-of-pocket travel costs.

     Audit-Related fees. United was billed approximately $15,000 in 2003 and $16,000 in 2002 by Porter Keadle Moore for the audit of United’s Profit Sharing Plan.

     Tax Fees. United was billed approximately $98,000 in 2003 and $93,000 in 2002 by Porter Keadle Moore for tax advice and preparation of tax returns.

     All Other Fees. United was billed approximately $76,000 in 2003 and $116,000 in 2002 by Porter Keadle Moore for services that were not related to the audit of United’s financial statements. These services included compliance and consulting services.

     The audit committee pre-approves all audit and non-audit services performed by United’s independent auditor. The audit committee specifically approves the annual audit services engagement and has generally approved the provision of certain audit-related services and tax services by Porter Keadle Moore. Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the audit committee.

Expenses of Solicitation

     The cost of solicitation of proxies will be borne by United. United may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of common stock.

Shareholder Proposals & Recommendations for Director Nominees

     No proposals or recommendations for director nominations by non-management have been presented for consideration at the annual meeting. United expects that its 2005 annual meeting will be held in April 2005. Any proposals or director recommendations by non-management shareholders intended for presentation at the 2005 annual meeting must be received by United at its principal executive offices, attention of the Secretary, no later than November 26, 2004 to be considered for inclusion in the proxy statement for that meeting. Any recommendations for director nominations by shareholders not received by this date will be disregarded by the chairperson of the 2005 annual meeting. United must be notified of any other shareholder proposal intended to be presented for action at the meeting not later than January 26, 2005 or else proxies may be voted on such proposal at the discretion of the person or persons holding these proxies.

General

     The Board of Directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

By: Jimmy C. Tallent
President and Chief Executive Officer

Appendix A

UNITED COMMUNITY BANKS, INC.
NOMINATING/CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

CHARTER

I.	PURPOSE

     The primary function of the Nominating/Corporate Governance Committee (the “Committee”) is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing from time to time the size and composition of the Board of Directors, identifying individuals for nomination as directors and to fill vacancies on the Board of Directors and establishing and maintaining effective corporate governance policies and procedures.

II.     COMPOSITION

     The Committee shall be comprised of all outside members of the Board of Directors, a majority (a minimum of three) of whom shall be independent as defined by the NASD and the federal securities laws.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve for one year or until their successors shall be duly elected and qualified. The Board may remove or replace any member. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	MEETINGS

     The Committee shall meet at least annually, or more frequently as circumstances dictate.

IV.	RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Committee shall:

1.	Review and recommend from time to time any changes to the size, composition and operations of the Board of Directors and its committees.

2.	Consistent with the provisions of the Articles of Incorporation and Bylaws of the Company, identify and recommend individuals for nomination as director or to fill vacancy on the Board considering qualifications and characteristics that the Committee from time to time deem appropriate, including integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions.

3.	Consider candidates recommended by shareholders to be nominees for director if such recommendations are made in writing by a holder of any outstanding class of shares of the Company entitled to vote for director.

4.	To consider, establish and maintain corporate governance policies, practices and guidelines appropriate to the Company and to review any such policies, practices and guidelines at least annually and recommend changes as necessary.

5.	Report on the activities of the Committee from time to time and make recommendations as appropriate to the Board.

6.	Review and reassess the adequacy of this Charter and the performance of the Committee at least annually and recommend changes as necessary.

A-1

7.	Perform any other duties or responsibilities expressly delegated to the Committee by the Board of Directors from time to time.

V.	OUTSIDE ADVISORS

     The Committee may retain independent counsel, accountants or other professional advisors to assist it in carrying out its responsibilities. The Company shall provide for appropriate funding, at the request of the Compensation Committee, for payment of any such advisors retained by the Committee.

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Appendix B

Amendment to Restated Articles of Incorporation

     “The corporation shall have authority to issue 100,000,000 shares of common stock, $1.00 par value (the “Common Stock”) and 10,000,000 shares of preferred stock, $1.00 par value (the “Preferred Stock”). Subject to the provisions of any applicable law or the Bylaws of the corporation (as from time to time amended) with respect to fixing the record date for the determination of shareholders entitled to vote, and except as otherwise provided by any applicable law or the by the resolution or resolutions of the board of directors providing for the issue of any series of Preferred Stock, the holders of the Common Stock shall have and possess exclusive voting power and rights for the election of directors and for all other purposes, with each share being entitled to one vote.”

Appendix C

AMENDMENT TO THE
UNITED COMMUNITY BANKS, INC.
2000 KEY EMPLOYEE STOCK OPTION PLAN

     THIS AMENDMENT is hereby made and entered into this 5th day of March, 2004, by UNITED COMMUNITY BANKS, INC. (the “Company”) to be effective as of the date set forth hereinbelow.

W I T N E S S E T H:

     WHEREAS, effective December 8, 1999, the Company adopted the United Community Banks, Inc. 2000 Key Employee Stock Option Plan (the “Plan”) to provide grants of stock options and other equity awards to employees who are responsible for the future growth and continued success of the business; and

     WHEREAS, the shareholders approved the Plan at their shareholder meeting in 2000; and

     WHEREAS, the Company now desires to amend the Plan in the manner hereinafter provided;

     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the Plan is hereby amended as follows:

1.

     Subject to the approval of the shareholders of the Company, the Plan is amended by adding the following Section 4.4 to Article 4 thereof:

“4.4	Increase in Number of Shares. Subject to adjustment as provided in Section 4.3, in addition to the number of Shares heretofore granted under the Plan pursuant to Section 4.1, 1,100,000 shares shall be available for grant of Awards under the Plan. Notwithstanding anything to the contrary in Section 4.1 and in addition to any adjustments pursuant to Section 4.3, if after December 31, 2003 the number of total issued and outstanding Shares is increased, other than as the result of a corporate capitalization, reorganization, partial or complete liquidation of the Company, or other transaction subject to Section 4.3, the maximum number of Shares for which Awards may be granted under the Plan shall be increased by 6% of such increase. Outstanding Shares shall for the purposes of such calculation include the number of Shares into which other securities or instruments issued by the Company are currently convertible (e.g., convertible preferred stock or convertible debentures, but not outstanding options to acquire stock).

C-1

In addition to the number of Shares already granted as ISOs under the Plan pursuant to Section 4.1, 1,100,000 Shares shall be available for grant of ISOs under the Plan.

2.

     Section 6.1 and Section 8.1 of the Plan are amended so that the maximum number of Shares subject to Options and the maximum number of Shares of Restricted Stock or Stock Awards that can be granted under the Plan during any calendar year to any individual is 100,000 Shares.

3.

     Except as hereby modified, the Plan shall remain in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the Company has executed this Amendment as of the day and year first written above.

UNITED COMMUNITY BANKS, INC.

By:

Name:

Title:

C-2

Appendix D

UNITED COMMUNITY BANKS, INC.
SHAREHOLDER NOMINATION & COMMUNICATION PROCEDURES

I.	Purpose

     The primary function of these procedures is to give shareholders of United Community Banks, Inc. (the “Company”) an effective means of nominating individuals to the Board of Directors of the Company (the “Board”) and of communicating with the Board.

II.	Shareholder Nomination Process

     In order for a shareholder to nominate an individual to be a director of the Company, the nominating shareholder must provide the Company with timely and complete written notice of the individual to be nominated to the Company’s Board of Directors. The Nominating/Corporate Governance Committee of the Board will consider all timely and complete nominations and, in its sole discretion, may or may not recommend them to the Board for nomination and inclusion in the Company’s proxy statement.

     In order to be considered timely, a nomination for the election of a director must be received at the principal executive offices of the Company no less than one hundred twenty (120) days before the anniversary date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting, if the election is to be at an annual meeting, or one hundred twenty (120) days before any other meeting date for an election to be held at any other meeting.

     A shareholder nomination for director must set forth, as to each nominee such shareholder proposes to nominate:

•	the name and business or residence address of the nominee;

•	an Interagency Biographical and Financial Report (available from the Federal Deposit Insurance Corporation) completed and signed by the nominee

•	the class and number of shares of common stock of the Company which are beneficially owned by the person;

•	the total number of shares that, to the knowledge of the nominating shareholder, would be voted for such person; and

•	the signed consent of the nominee to serve, if elected. The notice by the nominating shareholders shall also set forth:

     The notice by the nominating shareholders shall also set forth:

•	the name and residence address of the shareholder; and

•	the class and number of shares of common stock of the Company which are beneficially owned by the shareholder.

     Nominations not made in accordance herewith shall be disregarded by the chairperson of the applicable meeting, and upon his or her instructions, the vote tellers shall disregard all votes cast for each such nominee.

III.	Shareholder Communications

     In order for a shareholder to communicate with the Board of Directors or an individual director, the shareholder must write to the Investor Relations Department of the Company. Investors Relations shall provide such communications to the Chief Financial Officer and General Counsel of the Company to determine if the communications warrant the review of the Board or an individual director.

     The correspondence of the shareholder shall also set forth:

•	the name and residence address of the shareholder; and

•	the class and number of shares of common stock of the Company which are beneficially owned by the shareholder.

Appendix E

UNITED COMMUNITY BANKS, INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER
I.	PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by United Community Banks, Inc. (“the Company”) to the Securities and Exchange Commission (“SEC”) or the public; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics established by management and the Board; and the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control systems.

•	Review and assess the performance of the Company’s independent accountants and internal auditing department.

•	Facilitate open communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

     The Audit Committee will primarily fulfill these responsibilities through the activities enumerated in Section IV. of this Charter. This Charter is designed to comply with the guidelines promulgated in the Report and Recommendations of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees, issued in 1999, federal securities laws and the rules and regulations of the National Association of Securities Dealers (the “NASD”).

     The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

II.	COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be independent directors as defined by the NASD and the federal securities laws.

     All members of the Audit Committee shall be able to read and understand fundamental financial statements or become able to read and understand such financial statements within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must be a financial expert, as defined by the SEC. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs.

     The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership.

III.	MEETINGS

     The Audit Committee shall meet at least quarterly, or more frequently as circumstances dictate. To foster open communication, the Audit Committee should meet periodically with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee shall meet with the independent accountants and management quarterly to review the Company’s financial statements.

IV.	RESPONSIBILITIES AND DUTIES

            To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1.	Review the Company’s annual audited financial statements and any reports or other financial information submitted to the SEC or the public, including any certification, report, opinion, or review rendered by the independent accountants.

2.	Review the regular internal reports to management prepared by the internal auditing department and management’s responses.

3.	Review and discuss with management and the independent accountants the Company’s Form 10-K, including disclosures made in management’s discussion and analysis.

4.	Review and discuss with management and the independent accountants the Company’s quarterly financial statements and reports on Form 10-Q, including the results of the independent auditors review of such financial statements and reports.

5.	Discuss with management and the independent accountants significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

6.	Review reports of examinations made by federal and state banking examiners and ascertain that all operational deficiencies set forth in such exams are adequately addressed.

7.	Review the internal analysis of the adequacy of the allowance for loan losses.

Independent Accountants

8.	Select the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Audit Committee shall review and discuss with the accountants any significant non-audit relationships the accountants have with the Company to determine the accountants’ independence.

9.	Review the performance of the independent accountants and discharge the independent accountants when circumstances warrant.

10.	Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

11.	Preapprove all non-audit services provided by the independent accountants (including the fees and terms thereof) in accordance with policies and procedures established by the Audit Committee and applicable legal and regulatory requirements and not engage them to perform any specific non-audit services prohibited by law or regulation.

12.	Confirm partners who will participate in the audit comply with the rotation and non-audit compensation requirements of the SEC and other applicable regulatory bodies.

Financial Reporting Processes

13.	In consultation with the independent accountants and the internal auditors, review the integrity of the Company’s financial reporting processes.

14.	Consider the independent accountants’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

15.	Consider and approve major changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

Process Improvement

11.	Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

16.	Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

17.	Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

18.	Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Audit Committee.)

19.	Review information regarding the independent accountants’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the independent accountants, or any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to any independent audits carried out by the independent accountants, and any steps taken to deal with any such issues.

20.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Forms 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Ethical and Legal Compliance

21.	Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established systems to enforce the Code.

22.	Review management’s monitoring of the Company’s compliance with the Company’s Code of Ethical Conduct, and ensure that management has the proper review systems in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

23.	Review activities, organizational structure, and qualifications of the internal audit department.

24.	Review, with the Company’s counsel, legal compliance matters including corporate securities trading policies.

25.	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

26.	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law.

27.	Approve procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; the confidentiality, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and the review of such confidential information.

V.	OUTSIDE ADVISORS

     The Audit Committee may retain independent counsel, accountants or other professional advisors to assist it in carrying out its responsibilities. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of any such advisors retained by the Audit Committee.

COMMON STOCK OF
UNITED COMMUNITY BANKS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS.

     I hereby appoint Jimmy C. Tallent or Robert L. Head, Jr. my proxy to vote my common stock at the Annual Meeting of Shareholders of UNITED COMMUNITY BANKS, INC. to be held on April 28, 2004, and any adjournment thereof.

1. Election of Nominees:	Jimmy C. Tallent Robert L. Head, Jr. W. C. Nelson, Jr. A. William Bennett	Robert H. Blalock Guy W. Freeman Thomas C. Gilliland Charles E. Hill	Hoyt O. Holloway Clarence W. Mason, Sr. Tim Wallis

Mark “X” for Only One Box

☐	FOR the Nominees listed above

☐	WITHHOLD AUTHORITY to vote for all nominees

☐	WITHHOLD AUTHORITY to vote for only the individual(s) listed below

Write name(s) below:

2. Approval of the Amendment to the Restated Articles of Incorporation to Increase the Number of Authorized
     Common Shares from 50,000,000 to 100,000,000

Mark “X” for Only One Box.

☐	FOR

☐	AGAINST

3. Approval of the Amendment to the 2000 Key Employee Stock Option Plan

Mark “X” for Only One Box.

☐	FOR

☐	AGAINST

4. Authority to vote, in the proxies’ discretion, upon such other business as may properly come before the meeting or any postponement or adjournment thereof

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated March 25, 2004 and the Proxy Statement furnished therewith.

, 2004
Dated and signed

Signature

Signature

(Signature(s) should agree with the name(s) hereon. Executors, administrators, trustees, guardians, and attorneys should so indicate when signing. For joint accounts, each owner should sign. Corporations should sign their full corporate name by a duly authorized officer.)

This proxy is revocable at or at any time prior to the meeting.

Please sign and return this proxy in the accompanying prepaid envelope.

☐	Please check if you will attend the Annual Meeting.